Exhibit 10.32
February 16, 2011
VIA EMAIL
Bryan D. Smith
c/o CapitalSource Finance LLC
5404 Wisconsin Avenue, 2nd Floor
Chevy Chase, Maryland 20815
Dear Bryan:
CapitalSource Finance LLC (“CapitalSource” or the “Company”) seeks to provide the benefits set forth in this letter agreement (the “Agreement”) in order to retain your services during the Agreement Period (as defined below). During the Agreement Period and thereafter, if you remain employed at the Company or its affiliates it shall be on an at-will basis with only those benefits or rights to which at-will employees are entitled at that time and those otherwise expressly set forth in this Agreement. Both during the Agreement Period and thereafter, you or the Company or such affiliates may terminate your employment at any time for any reason, with or without notice.
     The following terms shall have the following meanings for purposes of this Agreement:
     “Agreement Period” shall mean the period from January 1, 2011 through the close of business on the 5th business day after the 2011 Filing Date.
     “Cause” shall mean any one of the following events (as determined in good faith by CapitalSource): (i) your conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude or any act or omission involving dishonesty, misrepresentation, embezzlement, fraud or similar behavior, (ii) your material breach of any policy of, or any agreement with, CapitalSource or any of its affiliates that is not curable or, if curable, has not been cured within ten (10) days of such breach, (iii) your breach of any fiduciary duty or material obligation to CapitalSource or any of its affiliates, (iv) any act of gross negligence or willful misconduct that has, had or is reasonably likely to have a material adverse effect on, or has materially injured or harmed or is reasonably likely to materially injure or harm, CapitalSource or any of its affiliates or any of its or their business affairs, operations, reputation, customers or suppliers, or (vi) your failure to competently perform your job or duties for CapitalSource or any of its affiliates as reasonably determined by CapitalSource after your having received written notice from CapitalSource and, if such failure is curable, your not having cured such failure within ten (10) days of the date of such written notice.

Bryan Smith
February 16, 2011

     “Change of Control” shall mean (i) the dissolution or liquidation of CapitalSource Inc. or a merger, consolidation, or reorganization of CapitalSource Inc. with one or more other entities in which CapitalSource Inc. is not the surviving entity, (ii) a sale of substantially all of the assets of CapitalSource Inc. to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which CapitalSource Inc. is the surviving entity) which results in any person or entity owning Fifty Percent (50%) or more of the combined voting power of all classes of shares of CapitalSource Inc. or its successor. Notwithstanding the foregoing, a transaction described in clause (i) or clause (ii) of the preceding sentence shall not be a Change of Control if persons who are shareholders of CapitalSource Inc. or its affiliates immediately prior to the transaction continue to own Fifty Percent (50%) or more of the combined voting power of CapitalSource Inc. or the resulting entity immediately following the transaction.
     “Current Equity” shall mean all of your equity awards under the Company’s Plan (as defined below) that are outstanding as of the date of this Agreement, as set forth in Exhibit A hereto.
     “Disability” or “Disabled” shall be defined as your being substantially unable to perform, despite reasonable accommodation, your material duties as set forth by the Company or its affiliates, on account of your illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days, or for 270 days in any twenty-four (24) month period, provided, that until any termination of employment by reason of Disability, you shall continue to receive your base salary payable under this Agreement reduced by any benefits payable to you under any Company or its affiliates provided disability insurance policy or plan applicable to you. You agree, in the event of any dispute as to whether a Disability exists, and if requested by the Company, to submit to a physical examination by a licensed physician selected by mutual consent of the Company and you, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This paragraph shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.
     “Good Reason” shall mean, unless otherwise agreed to by you, (i) a reduction in your annual base salary from the rate in effect on March 1, 2011 (it being understood and agreed that Good Reason shall not exist if the Company increases your annual base salary from the rate in effect on such date hereof and then reduces your annual base salary at any time from such higher rate, so long as your annual base salary is not reduced below the rate in effect on March 1, 2011), (ii) during the Agreement Period, a change in your title with respect to your position at CapitalSource Inc. (but not with respect to any affiliate of the CapitalSource Inc. or any successor of CapitalSource Inc. or any such affiliate) to a title other than Chief Accounting Officer or Senior Vice President- Accounting, (iii) the requirement that you report to a person other than an officer at the

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February 16, 2011

level of chief financial officer of the Company or any of its affiliates or any more senior officer of the Company or any of its affiliates, (iv) a relocation of your primary place of employment to a location more than twenty five (25) miles further from your primary residence than the current location of the Company’s offices in Chevy Chase, Maryland, (v) a material breach of the terms of this Agreement by the Company (other than as excluded from this definition) which is not cured within ten (10) days after your delivery of a written notice of such breach to the Company, or (vi) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company on a consolidated basis within fifteen (15) days after a merger, consolidation, sale or similar transaction. In order to invoke a termination for Good Reason, you must deliver a written notice of such breach to the Company within sixty (60) days of the occurrence of the breach and the Company then shall have thirty (30) days to cure the breach. In order to terminate your employment, if at all, for Good Reason, you must terminate employment within thirty (30) days of the end of the cure period if the breach has not been cured.
     “Separation Date” shall mean the date of termination of your employment with the Company or its affiliates for any reason, which shall mean (i) if your employment is terminated by your death, the date of your death; (ii) if your employment is terminated because of your Disability, thirty (30) days after written notice of termination, provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30)-day period; or (iii) if your employment is terminated by the Company or by you, the date specified in a written notice of termination. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Internal Revenue Code Section 4094A, references to your termination of employment (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.4094A-1(h)) with the Company.
     “2011 Filing Date” shall mean the day on which the Company files with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ending December 31, 2011.
The Company will continue to pay you your applicable base salary as an employee-at-will in accordance with the Company’s normal payroll dates through the Separation Date, unless you forfeit such salary payments as provided hereunder. Your eligibility for any bonus amounts not explicitly set forth herein shall be solely at the discretion of the Company, notwithstanding any policies of the Company or its affiliates. In accordance with Company policy, no payments will be made to you for accrued but unused composite leave upon your separation from the Company or its affiliates, unless otherwise required by state law.

Bryan Smith
February 16, 2011

Through the earlier of the Separation Date and the end of the Agreement Period you shall (i) have the title of either Chief Accounting Officer or Senior Vice President —Accounting of CapitalSource Inc., but you shall not be entitled to any other specific title of the Company or any of its affiliates or any of its or their successors, (ii) report to a supervisor designated by the Company, and (iii) perform the duties and responsibilities determined by the Company as necessary in order to meet the Company’s and its affiliates’ corporate and business needs, in each case, as determined by the Company in its sole discretion. The Company makes no assurances to you with respect to changes in your responsibilities, reporting lines or authority. Your position is classified as exempt and therefore you are not eligible for overtime. You agree to work the hours required by the Company in order to satisfy the responsibilities of your full-time position.
Subject to the terms and provisions of this Agreement, you shall be eligible to receive a bonus payment in an amount equal to Two Hundred Thousand United States Dollars ($200,000.00) (the “Bonus Payment”) after the Company files with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ending December 31, 2011, provided that you (i) abide by and have not breached or violated the terms of this Agreement, (ii) abide by and have not materially breached or violated the terms of all other agreements with, and responsibilities and obligations to, the Company and its affiliates, including, without limitation, all of its and their policies, and (iii) if you terminate your employment with the Company and its affiliates for any reason prior to the day on which the Bonus Payment is paid to you, execute and deliver a general release in form and substance reasonably acceptable to the Company releasing any and all claims you may have against the Company and its affiliates and do not revoke the release after any waiting period required under applicable law. Subject to the conditions provided hereunder, the Company will make the Bonus Payment to you on the Company’s first normal payroll date as is administratively possible following the 5th business day after the 2011 Filing Date, and, if applicable, expiration of any revocation deadline relating to any required release. The Company will make withholding and deductions from taxable amounts paid to you in accordance with applicable law and your then applicable withholding designations that the Company has been applying.
If during the Agreement Period you die or your employment is terminated because of your Disability, you shall be entitled to (i) salary payments earned through the Separation Date, and (ii) a pro-rata amount of the Bonus Payment based on the number of full calendar months you have worked from January 1, 2011 through December 31, 2011. Except as set forth herein, the Company and its affiliates shall have no further obligations to you under this Agreement upon your death or your termination of employment due to Disability and you shall not be entitled to any other payments, entitlements or compensation, aside from those specifically provided for hereunder.
If during the Agreement Period, you terminate your employment with the Company or any of its affiliates other than for Good Reason or Disability, or your employment with the Company and its affiliates is terminated by the Company or its affiliates for Cause, you will receive your salary payments earned through the Separation Date, but you shall

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forfeit your entitlement to the Bonus Payment unpaid as of the Separation Date, and the Company shall have no obligation to pay you any such Bonus Payment amounts or make any other payments to you, the Company and its affiliates shall have no further obligations to you under this Agreement and you shall not be entitled to any other payments, entitlements or compensation, aside from those specifically provided for hereunder.
Subject to the other provisions of this Agreement regarding Change of Control, if the Company terminates your employment during the Agreement Period for any reason other than for Cause or Disability or you terminate your employment with the Company during the Agreement Period for Good Reason, you shall be entitled to the following:
(i)	regular salary payments earned through the Separation Date,

(ii)	the full amount of the Bonus Payment (to the extent not yet paid),

(iii)	if you elect COBRA health insurance continuation following the Separation Date, the Company’s contribution to your COBRA premiums in the same amount as the Company contributed toward such coverage prior to your termination of employment until the earlier of (x) the last day of the Agreement Period, and (y) your commencement of alternate employment, and

(iv)	up to three (3) months of outplacement services at the Company’s expense from a firm designated by the Company, provided that such services commence within three (3) months of the Separation Date;
each of the above to be paid or provided, as applicable, by the Company only if you (1) abide by and have not breached or violated the terms of this Agreement, (2) abide by and have not materially breached or violated the terms of all other agreements with, and responsibilities and obligations to, the Company and its affiliates, including, without limitation, all of its and their policies, and (3) execute and deliver within thirty (30) days of your Separation Date a general release in form and substance reasonably acceptable to the Company releasing any and all claims you may have against the Company and its affiliates and do not revoke the release after any waiting period required under applicable law. Subject to these conditions, the Company will make the applicable Bonus Payment to you in one lump sum within ten (10) days following the expiration of the revocation deadline. The Company will make withholding and deductions from taxable amounts paid to you in accordance with applicable law and your then applicable withholding designations that the Company has been applying.
You agree and acknowledge that (i) all equity awards granted to you under the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan or any other equity incentive or similar plan (collectively, as amended from time to time, the “Plan”) that are owned or held by you as of the date you sign this Agreement and at any time in

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February 16, 2011

the future shall continue to remain subject in all respects to the terms of the Plan and any and all award agreements governing such awards (but not any offer letters, employment agreements or other agreements (besides the award agreements), all of which are hereby terminated and superseded with respect to any terms or provisions relating to equity awards), and (ii) that, unless otherwise provided pursuant to the terms of this Agreement, the Plan or the applicable award agreements, all unvested or unexercisable portions of such awards that are outstanding as of the Separation Date shall be terminated and forfeited by you as of such date; provided, however, that notwithstanding the foregoing or any vesting schedule in your award agreements or other provisions of the Plan, (y) if your Separation Date occurs during the Agreement Period and your termination of employment is due to termination by the Company without Cause or Disability or termination by you for Good Reason, then your unvested equity awards that are outstanding as of such Separation Date that would have vested had you remained employed through the last day of the Agreement Period will become vested in accordance with the next paragraph, and (z) if your Separation Date occurs after the Agreement Period and your termination of employment is due to termination by the Company without Cause or Disability, then your unvested Current Equity that is outstanding as of such Separation Date that would have vested had you remained employed for an additional seventy five (75) days after such Separation Date will become vested in accordance with the next paragraph.
Notwithstanding any other provision of the Plan, the award agreements or this Agreement, the vesting and acceleration of any of your equity awards pursuant to clauses (y) or (z) of the immediately preceding paragraph shall occur only if and when you (1) abide by and have not breached or violated the terms of this Agreement, (2) abide by and have not materially breached or violated the terms of all other agreements with, and responsibilities and obligations to, the Company and its affiliates, including, without limitation, all of its and their policies, and (3) execute and deliver within thirty (30) days of your termination of employment a general release in form and substance reasonably acceptable to the Company releasing any and all claims you may have against the Company and its affiliates and do not revoke the release after any waiting period required under applicable law.
Notwithstanding any other provision of this Agreement, if your employment is terminated by the Company other than for Cause or Disability or by you for Good Reason either (i) within twenty-four (24) months following consummation of a Change of Control, or (ii) at any time within the period commencing three (3) months prior to the execution of a binding agreement for a Change of Control and ending on the date of such Change of Control or, if earlier, the date that such transaction is abandoned by the Company (regardless of whether a Change of Control actually occurs), the Company shall pay to you (A) your then applicable base salary due through the Separation Date, and (B) a lump sum cash payment equal to one times your base salary as of the Separation Date plus the average of the cash bonuses earned by you for the two (2) years prior to the year in which the Separation Date occurs, it being agreed between the parties for clarity that the Bonus Payment shall be considered the cash bonus earned by you for

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February 16, 2011

the year 2011 for purposes of this calculation, provided, however, that if the Separation Date under these circumstances occurs during the Agreement Period, then the amounts payable pursuant to clause (B) of this paragraph shall be in lieu of the Bonus Payment and the other items under clauses (ii) and (iii) of the paragraph above regarding termination by the Company other than for Cause or Disability or by you for Good Reason, and the Company shall have no obligation to pay or provide any portion of the Bonus Payment or such other benefits under these circumstances. The amounts in clause (B) shall be paid by the Company only if you (1) abide by and have not breached or violated the terms of this Agreement, (2) abide by and have not materially breached or violated the terms of all other agreements with, and responsibilities and obligations to, the Company and its affiliates, including, without limitation, all of its and their policies, and (3) execute and deliver within thirty (30) days of your Separation Date a general release in form and substance reasonably acceptable to the Company releasing any and all claims you may have against the Company and its affiliates and do not revoke the release after any waiting period required under applicable law. Subject to these conditions, the Company will make such payment to you in one lump sum within ten (10) days following the expiration of the revocation deadline. The Company will make withholding and deductions from taxable amounts paid to you in accordance with applicable law and your then applicable withholding designations that the Company has been applying.
During and following the Agreement Period you agree not to, and not to induce or cause any other person or entity to, make negative statements or communications disparaging the Company or its affiliates or its or their officers, directors, shareholders, members, agents, business, practices or products, and understand that any such statements or communications of this nature shall be considered a violation of this Agreement. Making truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) will not violate this obligation.
In consideration of your employment and continued employment by the Company or its affiliates during and/or following the Agreement Period, the sufficiency of which you expressly acknowledge, you acknowledge and agree both during and following your employment with the Company and its affiliates as follows:
(A)	All proprietary information of the Company or its affiliates, including, without limitation, relating to financial information, employee data, personal information with respect to any employee, customer lists, and the physical embodiments of such information, whether having existed, now existing, or to be developed or created during your employment unless otherwise in the public domain (“Company Confidential Information”) is covered by this Agreement. During your employment with the Company or its affiliates, you have had and will have access to and become acquainted with Company Confidential Information. You acknowledge and agree that the interests afforded protection by this Agreement are the

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Company’s and its affiliates’ legitimate business interests, deserving of protection. You agree to preserve the confidential and proprietary nature of Company Confidential Information and materials. During and after your employment with the Company, you will not misuse, misappropriate, or disclose any Company Confidential Information, directly or indirectly, to any other person, use any Company Confidential Information for the benefit of any competitor of the Company or its affiliates or use Company Confidential Information in any way, except as is required in the course of your employment by the Company or its affiliates. You agree not to retain any copies of any Company Confidential Information and Company-owned materials after the termination of your employment.

(B)	For twelve (12) months after the Separation Date (regardless of the reason for termination of employment), you agree not to, directly or indirectly, (i) solicit, entice, persuade or induce any individual who is employed by the Company or its affiliates (or who was so employed within ninety (90) days prior to your action) to terminate such employment or to become employed with any other person or entity other than the Company or its affiliates, and you shall not approach any such employee for any such purpose or knowingly assist in the taking of any such action by any other person or entity, (ii) solicit or encourage any of the Company’s or its affiliates’ existing borrowers to transfer or refinance a loan from the Company or its affiliates to another entity, or (iii) solicit on behalf of anyone other than the Company or its affiliates any proposed loan in the “term sheet issued,” “term sheet executed” or “credit committee approved” categories listed at the time you leave the Company or at any time during the three (3)-month period preceding your termination in the Company’s systems.

You acknowledge and agree that the Company’s and its affiliates’ business is national in scope, enabling the Company and its affiliates and you to regularly provide services to customers nationwide, and that the agreements and covenants set forth above are essential to protect the business and goodwill of the Company and its affiliates. You further acknowledge that this Agreement does not restrict your ability to be gainfully employed, and that the geographic boundaries, scope of prohibited activities, and time duration of covenants set forth above are reasonable in nature and no broader than are necessary to protect the Company’s and its affiliates’ legitimate business interests. You further acknowledge that any violation of these restrictions would cause the Company and its affiliates substantial irreparable injury. Accordingly, you agree that a remedy at law for any breach of the covenants or obligations in this Agreement would be inadequate, and that the Company, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated or threatened

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breach of this Agreement without the necessity of proving actual damage and without the necessity of posting bond or security, which you expressly waive.
By agreeing to this Agreement, you hereby acknowledge and agree that (i) you are subject to all applicable policies of the Company and its affiliates, (ii) the Company may be required to make this Agreement publicly available or otherwise make it available to its regulators or other third parties, and (iii) you will not, directly or indirectly, at any time during or after your employment provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or any of the terms and conditions of your employment, except (a) to the extent that such disclosure is (1) specifically required by law or legal process, or (2) authorized in writing in advance by the Company’s General Counsel or Senior Vice President of Human Resources, (b) to your accountants or tax advisors as may be necessary for the preparation of tax returns or other reports required by law, (c) to your attorneys as may be necessary to secure advice concerning this Agreement, or (d) to your immediate family. Prior to disclosing such information under parts (a)(2), (b), (c) or (d) of this paragraph, you will inform the recipients that they are bound by the limitations of this paragraph. You further agree that the Company shall have the right to reasonably determine that subsequent disclosures of such information by any such recipients may be deemed to be a disclosure by you in breach of this Agreement.
After termination of your employment with the Company or its affiliates for any reason, you further agree, subject to the limitations that may be applicable in connection with your then current employment, to fully assist and cooperate with reasonable requests of the Company or its affiliates in future business or legal-related matters about which you possess relevant knowledge or information. Such cooperation shall be provided only at the Company’s or its affiliates’ specific request and will include, but not be limited to, assisting or advising the Company and its affiliates with respect to any business-related matters or any actual or threatened legal action about which you have relevant knowledge or information. For example, the Company may request that you provide assistance and advice to Company agents and attorneys to prepare the defense or prosecution of any case in which the Company or any of its affiliates is a party, or to assist in the preparation of discovery requests and responses, or testify in depositions, hearings, or trials. After your termination of employment from the Company or its affiliates for any reason, the Company agrees to pay you a reasonable hourly rate for time spent on substantial matters and to reimburse you for any out-of-pocket expenses you incur in providing such assistance.
This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other agreements with respect to the subject matter hereof, including, without limitation any confidentiality agreements or offer letters which are hereby terminated (it being understood and agreed that the Plan and any award agreements pursuant thereto remain in effect and are not terminated by this Agreement). You agree that this Agreement shall be interpreted and governed by the

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laws of the State of Maryland, without regard for any conflict of law principles. The parties to this Agreement irrevocably and unconditionally (i) agree that any legal proceeding arising out of or in connection with this Agreement shall be brought in a court of subject matter jurisdiction located in Montgomery County in the State of Maryland, (ii) consent to the exclusive jurisdiction of such a court in any such proceeding, and (iii) waive any objection to the laying of venue of any such proceeding in any such court. The parties also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in connection with any such proceeding and submit to personal jurisdiction in such venue.
All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, emailed, or transmitted by facsimile transmission addressed as follows:
i.	If to CapitalSource:
CapitalSource Finance LLC
5404 Wisconsin Avenue, 2nd Floor
Chevy Chase, Maryland 20815
Attn: Senior Vice President, Human Resources and General Counsel
Facsimile Number: (301) 272-3921
Email: dmsmith@capitalsource.com
jturitz@capitalsource.com
ii.	If to Bryan Smith:

At his then current address or email on file with the Company
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of email or facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute this Agreement. The parties agree that this Agreement shall be binding upon and inure to the benefit of your assigns, heirs, executors and administrators as well as to the Company, its parent, subsidiaries and affiliates and each of its and their respective predecessors, successors, purchasers and

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assigns. You agree that the Company may assign the rights and obligations in this Agreement to a third party.
By executing this Agreement, you acknowledge that, at the time you were presented with this Agreement for your consideration, you were advised by the Company in writing (by way of this paragraph) to consult with an attorney about this Agreement and its meaning and effect before executing this Agreement. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement. This Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions shall remain in full force and effect.
You also recognize that during and following the Agreement Period, the Company and its affiliates have no obligation to hire or employ you, to hire you as a consultant or otherwise at any time, or to make any payments to you other than those explicitly set forth herein, and that nothing in this Agreement creates any right or entitlement to continued employment or level of compensation or benefits beyond those set forth herein.
If the terms of this Agreement are acceptable to you, please sign below and return a copy of this Agreement to the Company in accordance with the notice provisions set forth above.
Sincerely,
CapitalSource Finance LLC

By:	/s/ Steven A. Museles
Steven A. Museles, Co-Chief Executive Officer

Accepted by:	/s/ Bryan Smith
Bryan Smith
Date: February 16, 2011

Bryan Smith
February 16, 2011

Exhibit A
Current Equity

Number of
shares	Vest Date
21,000	June 30, 2011

10,364	September 8, 2011

21,000	December 31, 2011

21,000	June 30, 2012

10,361	September 8, 2012

Total 83,725